EXHIBIT 99.1

Harsco Reports Fourth Quarter and Full-Year 2008 Results From Continuing Operations

 * Fourth quarter diluted EPS from continuing operations of $0.46, before restructuring charge; after restructuring charge diluted EPS of $0.18
 * Fourth quarter restructuring charge of $36 million, or
   approximately $0.28 per diluted share. Company anticipates annual benefits of approximately $50 million from restructuring actions, or approximately $0.45 per share
 * Full-year diluted EPS from continuing operations of $3.20, before restructuring charge; after restructuring charge, diluted EPS of
   $2.92
 * Full-year sales reach a record $4 billion
 * Full-year cash flow from operations a record $574 million, up 22 percent
 * Company modifies 2009 guidance from a range of $3.20 to $3.30 to a new range of $2.80 - $3.00, due principally to the negative effect of a stronger U.S. dollar in translating international results and the unprecedented decline in global steel production

HARRISBURG, Pa., Jan. 29, 2009 (GLOBE NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) reported fourth quarter and full-year 2008 results from continuing operations.

Fourth Quarter and Full-Year 2008 Highlights

As previously announced, the Company incurred a $36.1 million pre-tax restructuring charge in the fourth quarter, or $0.28 per share. The Company's actions are expected to generate annual savings of approximately $50 million beginning in 2009, or approximately $0.45 per share. Fourth quarter 2008 diluted EPS from continuing operations, including this restructuring charge, was $0.18, while fourth quarter income from continuing operations including the restructuring charge was $14.4 million. Excluding the restructuring charge, diluted EPS from continuing operations in the fourth quarter was $0.46 a share, compared with $0.74 in the fourth quarter last year, and income from continuing operations was $37.5 million, compared with $62.4 million last year. Sales in the quarter declined approximately 14 percent to $836 million, compared with $975 million in the fourth quarter of last year. The soaring U.S. dollar in the fourth quarter had a substantial negative impact on sales and income. Foreign currency translation decreased sales by approximately $107 million and accounted for the majority of the sales decline. Foreign currency translation also decreased pre-tax income by approximately $13.8 million or $0.12 per share in this year's fourth quarter.

For the full year 2008, income from continuing operations, including the fourth quarter restructuring charge, was $245.6 million, or $2.92 per diluted share. Excluding the restructuring charge, 2008 income from continuing operations was $268.7 million, or $3.20 per diluted share, compared with income from continuing operations of $255.1 million, or $3.01 per diluted share in 2007. Sales for the full year 2008 reached a record $4.0 billion, an increase of 8 percent from last year's sales of $3.7 billion. For the year, foreign currency translation was marginally positive, contributing approximately $31 million to sales in 2008 and approximately $3.8 million to pre-tax income.

Comment

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Salvatore D. Fazzolari said, "The final quarter of 2008 has unfolded as we expected and as we discussed at our Annual Analyst Conference in early December. The financial and economic crisis of 2008 is arguably the most challenging and turbulent period of our time. The current environment continues to pose many challenges and significant uncertainty. Yet despite a very difficult fourth quarter, I am proud to report that Harsco was able to achieve another record year in 2008, including sales of $4 billion; diluted earnings per share, before the restructuring charge, of $3.20; and cash flow from operations of $574 million. We concluded the year with a sound balance sheet and a strong liquidity position. We have been aggressively cutting our costs and will be running Harsco in 2009 with a significantly lower cost structure. Our execution in 2008 positions the Company well to weather the current turbulence. We have the unwavering faith that we will emerge from this financial and economic crisis an even stronger company.

"We strongly believe that the countermeasures that we enacted in 2008 will manifest themselves as we operate throughout 2009 and beyond. The first half, and particularly the first quarter, of 2009 will be very difficult economic environments to operate in, especially in our Metals and Minerals businesses, where steel production has further declined this month to unprecedented historical lows. However, with the recent and dramatic actions being taken by the Central Banks of the major economies of the world; the introduction into these economies of major economic stimulus packages later in 2009, including significant spending for infrastructure projects; and the anticipated return of a more normalized project lending environment, it is our view that the second half of the year should result in modest growth for the Company compared with the second half of 2008. This view is augmented by several new projects that we expect to start in the second half of this year that we anticipate will also contribute positively to our performance.

"We remain confident in our ability to provide essential industrial services to fundamental markets that are key to global economic growth and recovery. Further, we see our focus on geographical expansion, particularly in emerging markets, as a way to further ensure and balance future growth."

Fourth Quarter Business Review

Harsco Infrastructure

Sales in the fourth quarter decreased 13 percent to $339 million from $387 million last year, due mainly to the soaring U.S. dollar. The significant strengthening of the U.S. dollar in the fourth quarter had a negative impact on sales from foreign currency translation of $43 million, or 11 percent. Lower operating performance, principally in certain European countries, reduced sales by approximately $8 million, or 2 percent. These decreases were partially offset by approximately $3 million of increased sales due to acquisitions. Operating income, before restructuring charges, was $34.4 million in the quarter, compared with $51.4 million in last year's fourth quarter. Restructuring charges were approximately $5.0 million in the fourth quarter of 2008. Negative foreign currency translation reduced income by $6.7 million, or approximately 40 percent of the year-over-year decline in operating income before restructuring charge for the quarter. Also contributing to the decline in income in the fourth quarter was lower business activity, principally in the United Kingdom and Ireland, and frozen credit markets that adversely affected the Company's German-based export business.

Operating margins, before the restructuring charge, were 10.1 percent in the fourth quarter, compared with 13.3 percent last year. Negative foreign currency translation reduced margins approximately 200 basis points, with the remainder due to the current economic crisis.

The continued strengthening of the U.S. dollar and the difficult project funding environment due to the tight credit markets will negatively impact year-over-year results in the near-term. However, as the Company's geographic expansion efforts take hold, and with the expectation of a loosening of credit for project financing as the year progresses, the implementation of global economic stimulus packages toward the second half of 2009, and the benefits to be realized in 2009 from the Company's recently announced restructuring actions, the Company expects full year results for the segment should be comparable to 2008's performance, excluding the fourth quarter restructuring charge.

Harsco Metals

Sales in the fourth quarter decreased 28 percent to $292 million from $405 million last year. Here again, the significant strengthening of the U.S. dollar in the fourth quarter had a negative impact on sales from foreign currency translation of $57 million, or approximately half of the reduction in year-over-year sales in the quarter. Operating performance was also down a similar amount from last year due to the dramatic and unprecedented declines in global steel production as metal producers attempted to bring inventories in line with demand. Many mills throughout the world are operating in the 40 percent-plus capacity range. Operating income, before restructuring charge, was $13.4 million, compared with $31.1 million last year. Negative foreign currency translation represented approximately $5.7 million, or 32 percent of the year-over-year decline in operating income before restructuring charge. The remainder of the decline in operating income is due to the substantial reduction in global steel production, particularly in the last two months of the quarter.

This segment recorded a $27.7 million restructuring charge in the quarter, resulting in an overall loss of $14.3 million in the fourth quarter of 2008. Operating margins, before the restructuring charge, were 4.5 percent in the fourth quarter, compared with 7.7 percent last year. Negative foreign currency translation reduced margins approximately 190 basis points, with the remainder of the decline resulting from the current global economic crisis.

While steel inventories are clearly declining, global demand for steel remains weak and the Company does not foresee any measurable pick-up in its Metals operations until the second half of the year. The first quarter is expected to be particularly weak as steel producers have this month reduced production even further. The continued strengthening of the dollar will also result in difficult year-over-year comparisons for the segment in 2009. However, the Company does expect positive contribution to earnings as the year progresses from the benefits of its restructuring actions, significantly lower year-over-year fuel costs, and a favorable effect from management's decisions in 2008 to not renew underperforming contracts.

Harsco Minerals & Rail

Sales of $205 million in the fourth quarter of 2008 were 12 percent higher than the $182 million in the same period last year. Organic growth contributed $30 million, or approximately 16 percent, while foreign currency translation negatively impacted sales by $7 million or by 4 percent. Operating income, before restructuring charges, was $23.9 million in the fourth quarter, compared with $29.9 million last year. Restructuring charges were $0.9 million in the fourth quarter of 2008. Negative foreign currency translation in the quarter lowered income by approximately $1.3 million over last year. Operating margins, before restructuring charges, were 11.7 percent in the final quarter of 2008, compared with 16.4 percent last year.

Performance in the quarter was negatively impacted by reduced steel mill activity and lower metal prices at the Company's Harsco Minerals businesses. These results were partially offset by strong performance from Harsco Rail, as this operation recorded higher quarter-on-quarter sales and income, as it began to deliver units under its record order from China's Ministry of Railways. The three businesses that comprise Harsco Industrial, namely IKG Industries, Air-X-Changers, and Patterson-Kelley, had results slightly below last year's fourth quarter, due principally to higher raw material costs. For the Minerals & Rail group overall, fourth quarter results were negatively impacted by higher LIFO costs of $2.3 million, principally due to higher steel prices.

The near-term outlook for the Minerals & Rail group remains mixed. Low metal prices and historical low production levels will continue to have a negative effect on Harsco Minerals. This should be mostly offset by further strong performance from Harsco Rail. The Harsco Industrial units are expected to have results comparable to last year.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the full year 2008 was a record $574 million, a 22 percent increase over the $472 million for the prior year. Record cash flows were achieved despite a $20 million tax cash payment made in 2008 on the December 2007 sale of the Company's Gas Technologies segment.

Net cash used by investing activities was $443 million, a 15 percent increase over the $386 million last year. The increased use of cash was due primarily to higher capital expenditures for organic growth and capital initiatives to improve operational efficiencies. Net cash provided by operating activities in the fourth quarter of 2008 was a record $192 million, compared with $99 million in 2007.

As previously announced, the Company began to sharply curtail its growth capital expenditures in the fourth quarter of 2008. For 2009, the Company expects to reduce growth capital expenditures by approximately $150 million from $248 million in 2008. Such action will allow the Company to significantly increase its level of cash flows after maintenance capital expenditures. This higher level of discretionary cash flow will allow the Company to further enhance its balance sheet, as well as take advantage of other opportunities for growth as they present themselves.

As a result of record cash flows, the Company reduced total debt by $68 million to $1.01 billion as of December 31, 2008, and repurchased a total of $129 million in shares.

The total debt-to-capital ratio at December 31, 2008 increased a modest 90 basis points to 41.7 percent, from 40.8 percent at the end of 2007 due principally to the strengthening of the U.S. dollar.

Due to the difficult and challenging fourth quarter, Economic Value Added (EVA(r)) declined in 2008.

Share Repurchases

The Company repurchased approximately 4.5 million shares in 2008, including close to 3.4 million shares purchased in the fourth quarter, for a total of $129 million. Approximately 1.5 million shares remain under the Company's share repurchase authorization.

Outlook

Harsco Senior Vice President and Chief Financial Officer Stephen J. Schnoor said, "Given the considerable negative impact from the continued strengthening of the U.S. dollar, the unprecedented decline in global steel production, and giving consideration to the challenging and uncertain global economic and financial environment we face as we enter 2009, we feel it prudent to modify our guidance for 2009 diluted EPS from continuing operations from a previous range of $3.20 to $3.30 to a new range of $2.80 to $3.00.

"We believe the challenges we face will manifest themselves most prominently in the first half of 2009, with the first quarter being the most adversely impacted, particularly our Metals and Minerals businesses. For the first quarter of 2009 the Company is forecasting earnings from continuing operations in the range of $0.15 to $0.20 per share, compared with $0.67 in last year's first quarter."

Discontinued Operations

The fourth quarter of 2008 includes a loss after tax of $0.7 million, or $0.01 per diluted share from discontinued operations. For the full year 2008, results from discontinued operations were a loss after tax of $4.7 million, or $0.06 per diluted share, principally from additional income tax expense on the sale of the Gas Technologies business in December 2007, and certain ongoing costs related to this divestiture.

In the fourth quarter of 2007, the Company recorded income of $29.1 million or $0.34 per diluted share from discontinued operations, which included a $26.4 million after-tax gain, or $0.31 per share, from the sale of the business. Full year 2007 results from discontinued operations were $44.4 million after tax, or $0.52 per share, including the aforementioned gain.

Forward-Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including as a result of the current global financial and credit crisis; changes in the performance of the equity and debt markets; changes in governmental laws and regulations; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates; the seasonal nature of the Company's business; the financial condition of the Company's customers; the successful integration of the Company's strategic acquisitions; and the amount and timing of repurchases of the Company's common stock, if any. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 from outside the United States and Canada. Enter Conference ID number 78549724. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 78549724.

About Harsco

Harsco Corporation is one of the world's leading industrial services companies, serving key industries that play a fundamental role in worldwide economic growth and recovery. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

 (In thousands,          Three Months Ended     Twelve Months Ended
  except per                December 31             December 31
  share amounts)          2008        2007        2008        2007
 --------------------------------------------------------------------
 Revenues from
  continuing
  operations:
   Service sales       $  666,705  $  847,803  $3,340,456  $3,166,561
   Product sales          168,842     126,818     627,366     521,599
 --------------------------------------------------------------------
     Total revenues       835,547     974,621   3,967,822   3,688,160
 --------------------------------------------------------------------

 Costs and expenses
  from continuing
  operations:
   Cost of services sold  515,985     622,516   2,484,975   2,316,904
   Cost of products sold  125,343      86,667     441,445     368,600
   Selling, general and
    administrative
    expenses              131,687     149,851     602,169     538,233
   Research and
    development
    expenses                1,557         585       5,295       3,175
   Other expenses          28,078       4,348      21,950       3,443
 --------------------------------------------------------------------
     Total costs and
      expenses            802,650     863,967   3,555,834   3,230,355
 --------------------------------------------------------------------

     Operating income
      from continuing
      operations           32,897     110,654     411,988     457,805

 Equity in income/(loss)
  of unconsolidated
  entities, net               (31)        309         901       1,049
 Interest income              742       2,013       3,608       4,968
 Interest expense         (17,317)    (21,291)    (73,160)    (81,383)
 --------------------------------------------------------------------

     Income from
      continuing
      operations
      before income
      taxes and            16,291      91,685     343,337     382,439
      minority interest

 Income tax expense        (2,585)    (26,418)    (91,820)   (117,598)
 --------------------------------------------------------------------

     Income from
      continuing
      operations
      before minority
      interest             13,706      65,267     251,517     264,841

 Minority interest in
  net income                  685      (2,889)     (5,894)     (9,726)
 --------------------------------------------------------------------

 Income from continuing
  operations               14,391      62,378     245,623     255,115
 --------------------------------------------------------------------

 Discontinued
  operations:
   Income (loss) from
    discontinued
    business                 (309)     47,773      (1,747)     68,311
   Income tax expense
    related to the sale
    of Gas Technologies
    Segment                  (343)    (18,704)     (2,931)    (23,934)
 --------------------------------------------------------------------
 Income (loss) from
  discontinued
  operations                 (652)     29,069      (4,678)     44,377
 --------------------------------------------------------------------
     Net Income        $   13,739  $   91,447  $  240,945  $  299,492
 ====================================================================

 Average shares of
  common stock
  outstanding              81,678      84,290      83,599      84,169

 Basic earnings per
  common share:
   Continuing
    operations         $     0.18  $     0.74  $     2.94  $     3.03
   Discontinued
    operations              (0.01)       0.34       (0.06)       0.53
 --------------------------------------------------------------------
 Basic earnings per
  common share         $     0.17  $     1.08  $     2.88  $     3.56
 ====================================================================

 Diluted average shares
  of common stock
  outstanding              81,995      84,849      84,029      84,724

 Diluted earnings per
  common share:
   Continuing
    operations         $     0.18  $     0.74  $     2.92  $     3.01
   Discontinued
    operations              (0.01)       0.34       (0.06)       0.52
 --------------------------------------------------------------------
 Diluted earnings per
  common share         $     0.17  $     1.08  $    2.87(a)$     3.53
 ====================================================================

 (a) Does not total due to rounding.

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                               December 31 December 31
 (In thousands)                                   2008        2007
 --------------------------------------------------------------------
 ASSETS
 Current assets:
   Cash and cash equivalents                   $   91,336  $  121,833
   Trade accounts receivable, net                 648,880     779,619
   Other receivables, net                          46,032      44,475
   Inventories                                    309,530     310,931
   Other current assets                           104,430      88,016
   Assets held-for-sale                             5,280         463
 --------------------------------------------------------------------
     Total current assets                       1,205,488   1,345,337
 --------------------------------------------------------------------
 Property, plant and equipment, net             1,482,833   1,535,214
 Goodwill, net                                    631,490     720,069
 Intangible assets, net                           141,493     188,864
 Other assets                                     101,666     115,946
 --------------------------------------------------------------------
     Total assets                              $3,562,970  $3,905,430
 ====================================================================

 LIABILITIES
 Current liabilities:
   Short-term borrowings                       $  117,854  $   60,323
   Current maturities of long-term debt             3,212       8,384
   Accounts payable                               262,783     307,814
   Accrued compensation                            85,237     108,871
   Income taxes payable                            13,395      41,300
   Dividends payable                               15,637      16,444
   Insurance liabilities                           36,553      44,823
   Advances on contracts                          144,237      52,763
   Other current liabilities                      209,518     233,248
 --------------------------------------------------------------------
     Total current liabilities                    888,426     873,970
 --------------------------------------------------------------------
 Long-term debt                                   891,817   1,012,087
 Deferred income taxes                             35,442     174,423
 Insurance liabilities                             60,663      67,182
 Retirement plan liabilities                      190,153     120,536
 Other liabilities                                 82,793      91,113
 --------------------------------------------------------------------
     Total liabilities                          2,149,294   2,339,311
 --------------------------------------------------------------------

 STOCKHOLDERS' EQUITY
 Common stock                                     138,925     138,665
 Additional paid-in capital                       137,083     128,622
 Accumulated other comprehensive
  income (loss)                                 (208,299)      (2,501)
 Retained earnings                              2,079,170   1,904,502
 Treasury stock                                  (733,203)   (603,169)
 --------------------------------------------------------------------
     Total stockholders' equity                 1,413,676   1,566,119
 --------------------------------------------------------------------
     Total liabilities and stockholders'
      equity                                   $3,562,970  $3,905,430
 ====================================================================

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                         Three Months Ended     Twelve Months Ended
                            December 31             December 31
 (In thousands)           2008        2007        2008        2007
 --------------------------------------------------------------------

 Cash flows from
  operating
  activities:
   Net income          $   13,739  $   91,447  $  240,945  $  299,492
   Adjustments to
    reconcile net income
    to net cash provided
    (used) by operating
    activities:
     Depreciation          70,078      73,382     307,847     277,397
     Amortization           6,999       8,440      30,102      29,016
     Equity in (income)
      loss of
      unconsolidated
      entities, net            31        (310)       (901)     (1,049)
     Dividends or
      distributions
      from affiliates          --           5         484         181
     (Gain) loss on
      disposal of
      discontinued
      business                309     (45,522)      1,747     (41,414)
     Other, net            57,171       4,181      67,138        (662)
     Changes in assets
      and liabilities,
      net of acquisitions
      and dispositions
      of businesses:
       Accounts
        receivable        138,696      39,056      34,198     (60,721)
       Inventories         23,989     (31,830)    (24,238)   (106,495)
       Accounts payable   (35,226)     (6,291)    (22,144)     18,268
       Accrued interest
        payable           (23,106)    (20,488)      3,841      (1,291)
       Accrued
        compensation       (4,174)     11,721     (15,843)      8,516
       Other assets and
        liabilities       (56,261)    (24,395)    (48,900)     50,502
 --------------------------------------------------------------------

     Net cash provided
      by operating
      activities          192,245      99,396     574,276     471,740
 --------------------------------------------------------------------

 Cash flows from
  investing activities:
   Purchases of property,
    plant and equipment   (76,739)   (117,403)   (457,617)   (443,583)
   Purchase of
    businesses, net of
    cash acquired              --        (830)    (15,539)   (254,639)
   Proceeds from sales
    of assets               3,816     298,899      24,516     317,189
   Other investing
    activities             (4,083)     (2,110)      5,222      (5,092)
 --------------------------------------------------------------------

     Net cash provided
      (used) by
      investing
      activities          (77,006)    178,556    (443,418)   (386,125)
 --------------------------------------------------------------------

 Cash flows from
  financing activities:
   Short-term
    borrowings, net        84,348    (376,208)     65,239    (137,645)
   Current maturities
    and long-term debt:
       Additions          182,841     426,060     975,393   1,023,282
       Reductions        (282,228)   (298,291)   (996,173)   (908,295)
   Cash dividends paid
    on common stock       (16,295)    (14,945)    (65,632)    (59,725)
   Common stock
    issued-options            294       7,351       1,831      11,765
   Common stock acquired
    for treasury          (75,616)         --    (128,577)         --
   Other financing
    activities             (1,825)     (2,697)     (7,620)     (7,069)
 --------------------------------------------------------------------

     Net cash used by
      financing
      activities         (108,481)   (258,730)   (155,539)    (77,687)
 --------------------------------------------------------------------

 Effect of exchange
  rate changes on cash     (5,324)        (57)     (5,816)     12,645
 --------------------------------------------------------------------

 Net increase (decrease)
  in cash and cash
  equivalents               1,434      19,165     (30,497)     20,573

 Cash and cash
  equivalents at
  beginning of period      89,902     102,668     121,833     101,260
 --------------------------------------------------------------------

 Cash and cash
  equivalents at
  end of period        $   91,336  $  121,833  $   91,336  $  121,833
 ====================================================================

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                         Three Months Ended      Three Months Ended
                          December 31, 2008       December 31, 2007

                                    Operating               Operating
                                     Income                  Income
                          Sales      (loss)       Sales      (loss)
 --------------------------------------------------------------------

 Harsco Infrastructure $  338,966  $   29,412  $  387,481  $   51,350
 Harsco Metals            291,683     (14,263)    404,745      31,062
 All Other Category
  (Harsco Minerals &
  Rail)                   204,838      22,969     182,379      29,944
 General Corporate             60      (5,221)         16      (1,702)
 --------------------------------------------------------------------

 Consolidated Totals   $  835,547  $   32,897  $  974,621  $  110,654
 ====================================================================

                        Twelve Months Ended     Twelve Months Ended
                         December 31, 2008       December 31, 2007

                                    Operating               Operating
                                     Income                  Income
                          Sales      (loss)       Sales      (loss)
 --------------------------------------------------------------------

 Harsco Infrastructure $1,540,258  $  185,382  $1,415,873  $  183,752
 Harsco Metals          1,577,720      85,344   1,522,274     134,504
 All Other Category
  (Harsco Minerals &
  Rail)                   849,604     150,922     749,997     142,191
 General Corporate            240      (9,660)         16      (2,642)
 --------------------------------------------------------------------

 Consolidated Totals   $3,967,822  $  411,988  $3,688,160  $  457,805
 ====================================================================

 Harsco Corporation
 REVIEW OF OPERATING INCOME BY SEGMENT
 EXCLUDING RESTRUCTURING CHARGE (a) - Addendum (Unaudited)
 (In thousands)

 Three Months Ended                     Operating Income (Loss)
  December 31, 2008          -----------------------------------------
                                Before                      After
                             Restructuring Restructuring Restructuring
                                Charge        Charge        Charge
                             ------------  ------------  -------------
 Harsco Infrastructure       $     34,380  $     (4,968) $      29,412
 Harsco Metals                     13,390       (27,653)       (14,263)
 All Other Category
  (Harsco Minerals & Rail)         23,869          (900)        22,969
 General Corporate                 (2,660)       (2,561)        (5,221)
                             ------------  ------------  -------------
 Consolidated Totals         $     68,979  $    (36,082) $      32,897
                             ============  ============  =============

 Twelve Months Ended                    Operating Income (Loss)
  December 31, 2008          -----------------------------------------
                                Before                      After
                             Restructuring Restructuring Restructuring
                                Charge        Charge        Charge
                             ------------  ------------  -------------
 Harsco Infrastructure       $    190,350  $     (4,968) $     185,382
 Harsco Metals                    112,997       (27,653)        85,344
 All Other Category
  (Harsco Minerals & Rail)        151,822          (900)       150,922
 General Corporate                 (7,099)       (2,561)        (9,660)
                             ------------  ------------  -------------
 Consolidated Totals         $    448,070  $    (36,082) $     411,988
                             ============  ============  =============

 (a) The Company's management believes excluding the restructuring charge is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Exclusion of these items permits
     evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.

 Harsco Corporation
 RECONCILIATION OF NET INCOME TO INCOME EXCLUDING
  RESTRUCTURING CHARGE (a) (Unaudited)
 (In thousands)

                                                 Three       Twelve
                                                 Months      Months
                                                 Ended       Ended
                                              December 31  December 31
                                                  2008        2008
 --------------------------------------------------------------------

 Income from continuing operations
  (GAAP basis)                                 $   14,391  $  245,623
 --------------------------------------------------------------------

 Restructuring Charge:

 Severance and other employee related costs       (14,864)    (14,864)
 Underperforming contract and operations
  exit costs                                      (12,246)    (12,246)
 Facility closure and lease run-out costs          (4,282)     (4,282)
 Asset impairment                                  (3,239)     (3,239)
 Pension plan curtailments                         (1,451)     (1,451)
 --------------------------------------------------------------------
 Restructuring Charge, before tax                 (36,082)    (36,082)
 Tax benefit                                       10,536      10,536
 Impact on minority interest                        2,479       2,479
 --------------------------------------------------------------------
 Restructuring Charge, after tax and minority
  interest                                        (23,067)    (23,067)
 --------------------------------------------------------------------

 Income from continuing operations excluding
  Restructuring Charge                         $   37,458  $  268,690
 ====================================================================

 (a) The Company's management believes excluding the restructuring charge is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Exclusion of these items permits
     evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.

CONTACT:  Harsco Corporation
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com